Exhibit 11

                        FEDERATED UTILITY FUND, INC.
                          Federated Investors Tower
                    Pittsburgh, Pennsylvania  15222-3779
                            Phone:  412-288-1900

                              February 29, 1996



The Directors of
Federated Utility Fund, Inc.
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

     Federated Utility Fund, Inc. (the "Corporation") proposes to offer and sell shares of its common stock in connection with the acquisition of the assets of Fortress Utility Fund, Inc., pursuant to the Agreement and Plan of Reorganization dated February 29, 1996 (the "Agreement"), filed as an exhibit to the registration statement of the Corporation filed on N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933 as amended (the "N-14 Registration").

     As counsel, I have participated in organization of the Corporation, its registration under the Investment Company Act of 1940, as amended, the registration of its securities on Form N-1A under the Securities Act of 1933, and its N-14 Registration. I have examined and am familiar with the provisions of the Corporation's Articles of Incorporation dated April 20, 1987 ("Articles of Incorporation"), its Bylaws and other such documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

     Based on the foregoing, it is my opinion that:

     1. The Corporation is duly organized and validly existing under the laws of the State of Maryland.

     2. The Corporation is authorized to issue 1,000,000,000 shares of common stock of a par value of $0.001 per share.

     3. The shares which are currently being registered by the Registration Statement referred to above may be legally and validly issued from time to time in accordance with the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of the Articles of Incorporation and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such shares, when so issued, will be fully paid and non-assessable by the Corporation.

     I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any registration statement filed under the securities laws of any of the states of the United States.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maryland, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

                              Very truly yours,


                              /s/ Charles H. Field
                              Charles H. Field